Exhibit 10.4i

STOCK APPRECIATION RIGHTS AWARD AGREEMENT

PURSUANT TO THE FMC TECHNOLOGIES, INC. INCENTIVE

COMPENSATION AND STOCK PLAN

This Agreement is made as of the          day of                     , 200     (the “Grant Date”) by FMC TEHNOLOGIES, INC., a Delaware corporation, (the “Company”) and XXXXXXXXXXXXX (the “Employee”);

In 2001, the Board of Directors of the Company (the “Board”) adopted the FMC Technologies, Inc. Incentive Compensation and Stock Plan (the “Plan”). The Plan, as it may be amended and continued, is incorporated by reference and made a part of this Agreement and will control the rights and obligations of the Company and the Employee under this Agreement. Except as otherwise provided, capitalized terms have the meaning provided in the Plan. To the extent there is a conflict between the Plan and this Agreement, the Plan will prevail.

The Compensation Committee of the Board (the “Committee”) determined that it would be to the competitive advantage and interest of the Company and its stockholders to grant an award of stock appreciation rights to the Employee as an inducement to remain in the service of the Company or one of its affiliates (collectively, the “Employer”), and as an incentive for increased efforts during such service.

The Committee, on behalf of the Company, grants to the Employee a stock appreciation right (“SAR”) with respect to XXXXXXX shares of the Company’s common stock par value of $0.01 per share (the “Common Stock”) at an SAR Price per share of $XXXXXXX, upon the following terms and conditions:

1. Time of Exercise of SAR. Subject to its termination as provided in Section 3, below, and to the satisfaction of the requirements of Section 2 below, the SAR is exercisable at any time or from time to time, in whole or in part, on or after XXXXXXXXXXXX (the “Vesting Date”). Notwithstanding the foregoing, the SAR will become immediately exercisable by the Employer or by the person or persons to whom the Employee’s rights under the SAR pass by will or by the applicable laws of descent and distribution, in the event of the Employee’s death or Disability, or a Change in Control of the Company.

2. Employment. Subject to Section 3, below, it is a condition precedent to the right to exercise the SAR that the Employee remain in the employ of the Employer continuously during the period from the Grant Date to the earliest of (a) the Vesting Date, (b) the date of the Employee’s retirement under the Company’s pension plan on or after age 62, (c) the date of the Employee’s death or (d) the date of the Employee’s Disability. Any portion of the SAR that is not vested will be forfeited upon the Employee’s termination of employment with the Employer before the Vesting Date for a reason other than the Employee’s death, Disability or retirement under the Company’s pension plan on or after age 62.

3. Termination of SAR. The SAR and all rights thereunder, to the extent such rights will not have been exercised, will terminate and become null and void on the earliest of (a) the date that is ten years from the Grant Date, (b) the date that is three months after the date the Employee ceases to be an employee of an Employer for any reason other than death, Disability, or retirement under the Company’s pension plan on or after age 62, (c) the date that is five years from the date of the Employee’s retirement under the Company’s pension plan on or after age 62 or Disability, (d) the date that is one year from date of the Employee’s death or (e) the date the Employee is terminated for Cause, (such date being referred to as the “SAR Expiration Date”).

4. Right to Exercise. The SAR may be exercised at any time on or after the date on which it first become exercisable under Sections 1 and 2, above, to and including the SAR Expiration Date by the Employee or by the person or persons to whom the Employee’s rights hereunder will pass by will or by the applicable laws of descent and distribution. In no event may the SAR be exercised to any extent by anyone before it becomes exercisable pursuant to Sections 1 and 2, above, or after the SAR Expiration Date.

5. Method of Exercise. The Employee (or other person entitled to do so) may exercise the SAR with respect to all or any part of the shares then subject to such exercise by giving the Company written notice of such exercise, specifying the Grant Date and the number of such shares as to which the SAR is being exercised. As soon as practicable after receipt of such notice, the Company will, pay to the Employee or other person exercising the SAR an amount equal to the excess of the Fair Market Value on the date of exercise of one share of Common Stock over the SAR Price per share multiplied by the number of shares in respect of which the SAR is being exercised in the form of a check or other cash instrument. The Employee or other person entitled to exercise the SAR is responsible for the payment of any taxes due upon exercising the SAR and will promptly pay the same on demand. The Employer will comply with all applicable withholding tax laws, and will be entitled to take any action necessary to effectuate such compliance.

6. Adjustment. The Committee may make equitable substitutions or adjustments in the SAR as it determines to be appropriate in the event of any corporate event or transaction such as a stock split, merger, consolidation, separation, including a spin-off or other distribution of stock or property of the Company, reorganization or any partial or complete liquidation of the Company.

7. Rights Prior to Exercise. The SAR will during the Employee’s lifetime be exercisable only by the Employee, and neither the SAR nor any right thereunder will be assignable or transferable by the Employee by voluntary or involuntary act, operation of law, or otherwise, other than by testamentary bequest or devise or the laws of descent and distribution. Any effort to assign or transfer a right, except as provided for herein, will be ineffective and may result in the Company terminating the SAR. Neither the Employee nor any other person entitled to exercise the SAR will have any of the rights of a stockholder under this Agreement.

8. No Limitation on Rights of the Company. The granting of the SAR will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

9. Employment. Nothing in this Agreement or in the Plan will be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Employer will continue to employ the Employee, or as affecting in any way the right of the Employer to terminate the employment of the Employee at any time.

10. Binding Effect. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

11. Governing Law. The interpretation, performance and enforcement of this agreement will be governed by the laws of the State of Delaware.

12. Withholding. The Employer will comply with all applicable withholding tax laws, and will be entitled to take any action necessary to effectuate such compliance.

13. Notice. Any notice to the Company provided for in this Agreement will be addressed to it in care of its Secretary, FMC Technologies, Inc., 200 East Randolph Drive, Chicago, Illinois 60601, and any notice to the Employee (or other person entitled to exercise the SAR) will be addressed to the Employee’s address now on file with the Company, or to such other address as either may designate to the other in writing. Any notice will be deemed to be duly given when enclosed in a properly sealed envelope addressed as stated above and deposited, postage paid, in a post office or branch post office regularly maintained by the United States or other applicable government.

14. Administration. The Committee administers the Plan. The Employee’s rights under this Agreement are expressly subject to the terms and conditions of the Plan, a copy of which is attached hereto, including any guidelines the Committee adopts from time to time.

15. Binding Effect. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

16. Sole Agreement. This Agreement is the entire Agreement between the parties to it, and any and all prior oral and written representations are merged into this Agreement. This Agreement may only be amended by written agreement between the Company and the Employee.

17. Governing Law. The interpretation, performance and enforcement of this Agreement will be governed by the laws of the State of Delaware.

18. Privacy. Employee acknowledges and agrees to the Employer transferring certain personal data of such Employee to the Company for purposes of implementing, performing or administering the Plan or any related benefit. Employee gives his consent to the Employer and the Company to process such personal data.

Executed as of the Grant Date.

FMC TECHNOLOGIES, INC.

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